As filed with the Securities and Exchange Commission on January 20, 2000
                                                   Registration No. 333-41037
================================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549
                                ----------------

                         POST-EFFECTIVE AMENDMENT NO. 1
                                       TO
                                    FORM S-3
                             REGISTRATION STATEMENT
                        UNDER THE SECURITIES ACT OF 1933
                                ----------------
                             Fuisz Technologies Ltd.
                   (Name Changed to Biovail Technologies Ltd.)
             (Exact name of registrant as specified in its charter)

            Delaware                                  52-1579474
(State or other jurisdiction of            (I.R.S. Employer Identification No.)
incorporation or organization)

                               14555 Avion Parkway
                            Chantilly, Virginia 22021
                                 (703) 803-3260
       (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)
                                ----------------

         Kenneth C. Cancellara                        Stephen H. Willard
Senior Vice President, General Counsel             Executive Vice President
             and Secretary                           and General Counsel
   Biovail Corporation International               Fuisz Technologies Ltd.
           2488 Dunwin Drive                         14555 Avion Parkway
  Mississauga, Ontario Canada L5L 1J9                Chantilly, VA 20151
            (905) 608-8008                              (703) 995-2400
            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)

                                ----------------

                                   Copies to:
                               Roger Andrus, Esq.
                             Cahill Gordon & Reindel
                                 80 Pine Street
                            New York, New York 10005
                                 (212) 701-3000
                                ----------------

     Approximate date of commencement of proposed sale to the public: Not applicable.
     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. |_|
     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. |_|
     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|
     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|
     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. |_|

                          DEREGISTRATION OF SECURITIES

     The Registrant registered the resale of $75,000,000 aggregate principal amount of its 7% Convertible Subordinated Debentures due 2004 (the "Notes") and an indeterminate number of shares of its common stock ("Common Stock") issuable upon conversion of the Notes on Form S-3 (File No. 333-41037) (the "Registration Statement") which was declared effective by the Securities and Exchange Commission on December 8, 1997.

     On November 12, 1999, the Registrant merged (the "Merger") with ABCI Acquisition Sub. Corporation, a Delaware corporation ("Acquisition Sub"), a wholly owned subsidiary of Biovail Corporation International, an Ontario corporation ("Acquiror"), pursuant to an Agreement and Plan of Merger, dated as of July 25, 1999, by and among the Registrant, the Acquiror and Acquisition Sub (the "Merger Agreement"). As a result of the Merger, the Notes are no longer convertible into shares of the Registrant's common stock. Instead, each holder has the right (during the period the Notes are convertible as specified in the Indenture governing the Notes) to convert such Notes only into the amount of Acquiror common shares receivable upon the Merger pursuant to the Merger Agreement by the holder of the number of shares of the Registrant's common stock into which such Notes might have been converted immediately prior to the Merger.

     The purpose of this Post-Effective Amendment No. 1 to the Registration Statement is to terminate the Registration Statement and to deregister the $75,000,000 aggregate principal amount of Notes and all of the shares of Common Stock originally registered thereby which remain unissued as of such termination.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, Biovail Technologies Ltd., the Registrant, certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunder duly authorized, in the City of Chantilly, State of Virginia on the 18th day of January, 2000.

                                  BIOVAIL TECHNOLOGIES LTD.
                                      (Registrant)


                                  By:  /s/Marc Canton
                                      --------------------------------------
                                      Name:  Marc Canton
                                      Title:  Acting Chief Executive Officer


     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons, in the capacities and on the dates indicated.

Signature                                      Title                                      Date

/s/ Marc Canton                                Acting Chief Executive Officer             January 18, 2000
-----------------------------------------
Marc Canton

/s/ John Miszuk                                Chief Financial Officer and Controller     January 18, 2000
-----------------------------------------      (Principal Accounting Officer)
John Miszuk

/s/ Eugene N. Melnyk                           Director                                   January 18, 2000
-----------------------------------------
Eugene N. Melnyk

/s/ Robert A. Podruzny                         Director                                   January 18, 2000
-----------------------------------------
Robert A. Podruzny

/s/ Kenneth Cancellara                         Director                                   January 18, 2000
-----------------------------------------
Kenneth Cancellara